SANFORD C. BERNSTEIN FUND II, INC.
	  INTERMEDIATE DURATION INSTITUTIONAL PORTFOLIO


	FORMER POLICIES		           CURRENT POLICIES


Non-fundamental Investment Policies:
At least 65% of Portfolios total	Restriction eliminated.
assets invested in securities
rated AA or better

At least 80% of Portfolios total	Restriction eliminated.
assets invested in securities
rated A or better

No minimum portfolio quality		Portfolio average quality
stated					minimum of A-

20% maximum in below investment-	25% maximum in below
grade securities			investment-grade securities

20% maximum in foreign securities	25% maximum in non-US dollar
					denominated securities

B- minimum rating per issue		5% maximum in CCC